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                                                                    EXHIBIT 21.1



            COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES

                        List of Subsidiary Corporations


Entity                                                 Jurisdiction of Origin
------                                                 ----------------------

Collins & Aikman Floorcoverings UK Limited             United Kingdom
Advance Carpet Tiles, Ltd.                             United Kingdom
Collins & Aikman Floorcoverings Asia Pte. Ltd.         Singapore
Monterey Carpets, Inc.                                 California
Crossley Carpet Mills, Ltd.                            Canada
1811367 Nova Scotia Limited                            Canada
Crossley Carpets (U.S.) Limited                        Canada